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                                                                     Exhibit 5.1

                                             July 2, 1998


ANTEC Corporation
5720 Peachtree Parkway, NW
Norcross, Georgia 30092

Ladies and Gentlemen:

     This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-3 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $115,000,000 principal amount of 4 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of ANTEC Corporation ("ANTEC") and 4,791,667 shares of Common Stock, par value $0.01 per share (the "Common Stock") of ANTEC issuable upon conversion of the Notes (the "Shares").

     We have acted as special counsel for ANTEC in connection with the issuance and sale of the Notes and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

     We have assumed that no issuance of the Shares as a result of the anti-dilution provisions thereof will result in the issuance by ANTEC of shares in excess of its then authorized Common Stock.

     Based on the foregoing, we are of the opinion that:

            1. The Notes were legally issued, fully paid and nonassessable and are the binding obligations of ANTEC, except that enforcement of rights and remedies created by the Notes is subject to bankruptcy, reorganization, insolvency or similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

            2. When issued upon conversion of the Notes, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                                             Very truly yours,

                                             SCHIFF HARDIN & WAITE


                                             By: /s/ Stuart L. Goodman
                                                 ---------------------
                                                 Stuart L. Goodman